Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting, consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

	     			Votes			Votes
				For			Withheld
Jameson A. Baxter		7,010,728		176,032
Charles B. Curtis		7,002,535		184,225
Myra R. Drucker			6,972,933		213,827
Charles E. Haldeman, Jr.	6,993,082		193,678
John A. Hill			7,010,728		176,032
Ronald J. Jackson *		7,007,930		178,830
Paul L. Joskow			7,009,978		176,782
Elizabeth T. Kennan		7,004,715		182,045
John H. Mullin, III		7,010,728		176,032
Robert E. Patterson		7,010,728		176,032
George Putnam, III		7,006,413		180,347
A.J.C. Smith **			7,006,413		180,347
W. Thomas Stephens		7,010,728		176,032
Richard B. Worley		6,972,796		213,964

January 10, 2005 meeting


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:


				Votes		Votes
			          For		Against		Abstentions
				4,940,909	400,421		1,845,430

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:
				Votes		Votes
			        For		Against		Abstentions
				5,018,239	359,581		1,808,940

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

                       		 Votes	    	Votes
			           For		Against		Abstentions
				5,077,199	272,796		1,836,765


A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:


				Votes		Votes
			          For		Against		Abstentions
				5,100,509	272,699		1,241,660


* Mr. Jackson retired from the Board of Trustees on June 10,
2005.
**	 Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.